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                                                                   EXHIBIT 99.1


                                  [LAMAR LOGO]
                              5551 CORPORATE BLVD.
                             BATON ROUGE, LA 70808



Company Contact:           Keith Istre, CFO
                           (225) 926-1000



             LAMAR ADVERTISING COMPLETES THE SALE OF AN ADDITIONAL
                       $37.5 MILLION OF CONVERTIBLE NOTES




         BATON ROUGE, La - (BUSINESS WIRE) --- August 17, 1999 --- Lamar Advertising Company (NASDAQ: LAMR) announced today that it has completed the sale of an additional $37,500,000 principal amount of 5 1/4% Convertible Notes due 2006 through Goldman Sachs & Co., Deutsche Banc Alex. Brown, Morgan Stanley Dean Witter and Salomon Smith Barney as underwriters. The notes were sold pursuant to the exercise in full of the underwriters' overallotment option granted in connection with the initial sale of $250,000,000 principal amount of Convertible Notes which was completed on August 10, 1999. The Convertible Notes bear interest at the rate of 5.25% per annum and are convertible into shares of Lamar Advertising's Class A common stock at an initial conversion price of $46.25 per share. Proceeds of approximately $36,400,000 from the sale of the additional Convertible Notes will be used to pay existing bank debt.

         The offering of the Convertible Notes may be made only by means of a prospectus, a copy of which can be obtained from Lamar Advertising at 5551 Corporate Boulevard, Baton Rouge, LA 70896 or Goldman, Sachs & Co. at 85 Broad Street, New York, NY 10004.

         Lamar Advertising is a leading outdoor advertising company currently operating 107 outdoor advertising companies in 36 states, logo sign contracts in 20 states and the Province of Ontario, Canada and 23 transit advertising operations in nine states.